FOR IMMEDIATE RELEASE	Contact: Sharon Schultz
Tel: (301) 351-0109
email: schultzpr@mchsi.com

ISORAY Announces Financing for $2.3 Million to Advance its
New Emerging Cancer Solutions for Brain, Lung and Breast Cancer

Richland, WA (October 13, 2011) - - IsoRay, Inc. (AMEX: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications, announced today the execution of an underwriting agreement with WestPark Capital, Inc., as managing underwriter, to sell approximately $2.3 million in common stock and warrants to purchase shares of common stock which, if fully exercised, will raise an additional approximate $460,000.  IsoRay has also granted the underwriters a 45-day option to purchase up to an additional 1,027,173 shares of common stock and warrants to purchase up to an additional 205,435 shares of common stock to cover over-allotments, if any.

Under the terms of the agreement, the Company will immediately sell 2.5 million shares of its common stock at $0.92 per share in a financing with gross proceeds of $2.3 million, which represents a 4% discount to the closing price on October 11, 2011. Additionally, as part of the transaction, the investors also will receive one warrant for each five shares purchased, exercisable up to five years following the closing at approximately $1.06 per share.  A more complete description of the terms and conditions for this financing are available in the Form 8-K filed today by the Company.

After payment of expenses, management believes that the net proceeds to the Company of the offering will be approximately $2,000,000 if all offered shares are sold, and if the over-allotment is not sold.  The Company will receive additional net proceeds of approximately $400,000 assuming all warrants are exercised and the over-allotment is not sold. IsoRay anticipates using a portion of the net proceeds from the financing to fund working capital and its new applications for its Cesium-131 technology to treat lung, head and neck, breast and brain cancers.

The offering is expected to close on or about October 14, 2011 subject to customary closing conditions.

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This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A shelf registration statement relating to the common stock and warrants to be issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov, or via written request to IsoRay, Inc., 350 Hills Street, Suite 106, Richland, WA, 99354. Attention: Investor Relations.

About IsoRay, Inc.
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body.  Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement
This release includes statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control.  Factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in IsoRay’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. IsoRay assumes no obligation to update and supplement forward-looking statements because of subsequent events.